Exhibit 99.1

BEFORE THE IDAHO PUBLIC UTILITIES COMMISSION

IN THE MATTER OF THE APPLICATION         )
OF IDAHO POWER COMPANY FOR                )
AUTHORITY TO INCREASE ITS RATES           )    CASE NO. IPC-E-07-8
AND CHARGES FOR ELECTRIC SERVICE       )
TO ELECTRIC CUSTOMERS IN THE STATE    )
OF IDAHO.                                                           )
                                                                               )

IDAHO POWER COMPANY

DIRECT REBUTTAL TESTIMONY

OF

STEVEN R. KEEN

Q.        Please state your name.

A.        My name is Steven R. Keen.

Q.        Are you the same Steven R. Keen that has previously presented direct testimony in this proceeding?

A.        Yes.

Q.        Have you reviewed the direct testimony and exhibits filed by the Commission Staff relating to cost of capital in this proceeding?

A.        Yes.  My comments will relate primarily to the Staff testimony provided by Staff witnesses Ms. Carlock, Mr. English, and Mr. Hessing.

Q.        If the Commission adopts Staff's recommendations will the Company be able to earn an adequate and reasonable rate of return in the year 2008?

A.        No.  I don't believe it will be possible for the Company to earn the 10.25% return on equity recommended by Staff, let alone a return on equity anywhere close to the 11.5% I recommended in my direct testimony.  The Staff has not adequately reflected the risks associated with serving growing load in an environment of rising costs and limited resources and it has introduced additional delay between when costs are incurred and when recovery is possible.

Q.        Has the Company been able to earn its allowed return on equity in recent years?

A.        No.  Looking at the earnings of Idaho Power, in 2004 and 2005 the Company had an allowed return on equity equal to the 10.25% currently recommended by Staff.  In those years the Company earned a return on equity of 7.2% and 7.7% respectively.  In 2006, Idaho Power's actual return on equity was higher but still barely over 9% in a year that enjoyed good hydro conditions.  The actual return on equity for the Company has not been above 10% since 2002 when the Company earned 10.9% against an allowed return on equity of 11.5%.

Q.        What drives this continual earnings short-fall?

A.        I believe the primary contributors to be the effects of regulatory lag and a combination of negative impacts arising out of variability in hydroelectric generation.  I addressed the various risk components surrounding the Company's hydroelectric generating system in my direct testimony but I would emphasize that the combination of negative hydro impacts includes variable water supply, a hydroelectric generating base subject to growing operating constraints, higher wholesale power prices and the changes to the load growth adjustment rate that negatively affect the value of the Power Cost Adjustment mechanism.  These elements are also addressed with various quantifications of impact in the direct rebuttal testimonies provided by Company witnesses Ms. Smith and Mr. Said.

Q.        In its testimony, the Commission Staff makes a number of adjustments to its historic test year that are intended to compensate for the effects of regulatory lag.  Do you agree with the conclusions of Staff witnesses that Staff's recommendations will properly compensate the Company for regulatory lag?

A.        No.  In my opinion, if the Commission adopts the Staff's recommendations for a historic test year ending June 30, 2007, even with Staff's adjustments, the Company will not be properly compensated for regulatory lag.  The Company continues to experience high costs attributable to load growth and investment in aging generation and transmission systems that are not being recovered under an historic cost revenue requirement methodology.

Q.        In making their recommendations, did Staff address any of the points you raised in your direct testimony concerning the impact of growth on the Company?

A.        No.  While it is apparent that growth is a major issue in this case and the Company is confronted with rapidly escalating costs of growth in its service territory, Staff, in making their recommendations, chose not to address any of the points I raised in my direct testimony.

Q.        Since you filed your direct testimony, has any new data been presented which confirm the fact that Idaho's population is rapidly growing?

A.        Yes.  According to a report published by the U.S. Census Bureau in the past few days, Idaho's population grew 2.4%, making it the fourth fastest growing state in the nation on a percentage basis for the year ending July 1, 2007.  Idaho Power's service territory in the state of Idaho is within that part of the state where most of the high growth is being experienced.

Q.        Has this high growth caused the Company to make additional investment and incur additional costs to serve a growing load?

A.        Yes.  While dealing with the extensive growth is in itself challenging, the inability of the Company to generate adequate revenue to keep up with the growth is a real threat to Idaho Power's earnings and financial health.

Q.        Is this a circumstance unique to Idaho Power?

A.        No.  The potential for a shortfall in earnings is presented whenever a utility is experiencing high load growth coupled with delays in the receipt of new revenues, often because of delays in the regulatory process.

Q.        Is there a definition or description of this phenomenon?

A.        Yes.  The courts and Commission have referred to this circumstance as regulatory lag.

Q.        Please provide a definition of regulatory lag.

A.        Regulatory lag or attrition has been defined as "decline in the rate of return earned *** [occurring] when the rate base expands faster than the revenue and is caused both by inflation and by expansionistic construction programs which do not generate additional comparable revenue". Utah Power & Light v. Idaho Public Utilities Commission 102 Idaho 282 (1981)

Q.            Does the Staff recognize that the Company's incremental or marginal costs to serve new loads are high when compared to embedded costs?

A.            Yes.  Staff witness Mr. Hessing specifically recognizes this phenomena when he discusses cost of service trends in his direct testimony but he makes no recommendation to correct the Company's revenue shortfall.

Q.            Did any other Staff witnesses comment on the increased demand for services as affecting the Company's cost of capital.

A.            Yes.  Staff witness Ms. Carlock indicates that demand for Idaho Power utility services is relatively stable and certain or increasing when compared to others but mentions this in the context that the effect somehow reduces the Company's relative risk in comparison to unregulated firms and even other utilities.  She focused on the positive impact this has in regard to competitive risk but failed to acknowledge the negative risk impact for an entity that is required to serve new customers.  The demand for energy in our service territory has been on a steady rise.  When compared to non-regulated companies, having consistent and growing demand for services would likely be less risky than being in a market where demand is not stable or declining.  However, in the world of regulated companies, growing demand means additional costs to serve the growing load and the additional risks of recovering those costs in regulatory proceedings.  For a regulated company, the presence of growth elevates risk.  When growth is occurring, the Company must find ways to meet the growing demand and that drives costs up and increases the impacts of regulatory lag.   Because of its rapid growth, the Company is more risky than other utilities experiencing lower levels of growth.

Q.        Does Staff indicate any changes to the return on equity rate as a result of Staff's recommended load growth adjustment rate?

A.   No.  Staff has not addressed this issue nor made any recommendations.

Q.            Do you agree with Staff witness Ms. Carlock that the Company's low cost hydrogenation is a benefit to the Company?

A.            No.  In fact, the low cost hydro exacerbates the Company's difficulties.  The benefit of the Company's low cost hydro is passed on to the Company's customers in the form of low rates.  When the Company must add new investment to serve the new loads, the new costs are high when compared to the Company's low embedded costs.  The Company is met with price resistance and there is a considerable lag between cost occurrence and cost (rate relief) recovery.

Q.            Ms. Carlock also commented on the role of rating agencies in the ratemaking process.  Would you add any additional comments to her observations?

A.            Yes.  I appreciate that Ms. Carlock recognizes that rating agencies are important to the Company.  I would add the following comments.

              In addition to impacting the borrowing costs and the costs of investor supplied capital, as noted by Ms. Carlock, credit rating decisions can actually impact a company's access to capital.  Turmoil in the financial markets in 2007 demonstrated that lower credit ratings could actually result in limited or complete inability to utilize some financial products such as commercial paper.

              I would also add that rating agencies ultimately look at how commission decisions manifest themselves in the actual financial performance of a company.  Risk reducing mechanisms and adjustments established in a regulatory environment are important and closely monitored by rating agencies.  How these mechanisms and adjustments actually affect the financial health of a company is of even greater importance.  It is the affect of the regulatory decisions on a company's actual financial performance that is most critical.

Q.            Please comment on Staff's adjustments to your capital structure.

A.            In its testimony, Staff rejects the Company test year and essentially introduces a new test year using the 12-month period between July 1, 2006 and June 30, 2007.  Certain modifications to the capital structure I proposed as part of the Company's filing were made by Staff to accommodate the shift in test years.  Staff utilized actual debt issuances through June 30, 2007 and also adjusted for the October 18, 2007 debt issuance as a known and measurable post test year financing.  Staff did not include correlative known and measurable changes to shareowner equity.  An additional known and measurable post test year adjustment in the form of a $51 million equity infusion from Idacorp to Idaho Power occurred in November 2007.  Idaho Power advised Staff of this equity infusion in the Company's response to IPUC 2007 Audit Request Question #152.  The equity amount was both approved by the Idacorp Board of Directors and funded to Idaho Power in November 2007 and should be included in the company's capital structure.

Q.            What impact would the above change have on the capital structure proposed by Staff?

A.            Including the additional equity infusion in the capital structure proposed by Staff witness Mr. English would result in long-term debt of $1,115,460,000 (comprising 50.25% of total capital) and common equity of $1,104,119,486 (comprising 49.74% of total capital).

Q.            Do you endorse the use of this revised capital structure with the known and measurable adjustment for equity?

A.            This revised calculation for June 30, 2007 is more representative than the one Mr. English proposes which adjusts only for debt modifications.  This revised calculation, however, still excludes any additional equity contribution from Company earnings for the last six months of 2007.  As such it will understate the true equity benefiting the Company at the point in time rates in this case become effective.  I continue to believe the capital structure I presented in my direct testimony is more representative.  The actual capital structure at December 31, 2007 would also be acceptable.

Q.            Do you recommend any other changes to the capital structure?

A.            I continue to believe that a forecast methodology for floating rate debt is appropriate and more likely to allow the Company to recover its actual interest costs than is the five-year historical average Staff proposes.  The motivation from the Company is simply to recover actual costs incurred.  Now that 2007 actual data is available, a look at actual floating rate interest expense is quite revealing.  Actual interest cost relative to our $170,460,000 of floating rate debt in 2007 was $6.3 million.  Staff's proposed recovery of floating rate interest would be roughly $5.5 million per year or about $800,000 short of the 2007 actual.  My proposed recovery for floating rate interest would only amount to $6 million but is closer to the actual amount.  If the Company is not able to collect its costs relative to this debt, there is a compelling argument that floating rate debt should be converted into fixed rate debt so that more predictable recovery can occur.  The use of floating rate debt, however, is very beneficial to our customers since it lowers overall interest costs.  By any of the proposed methodologies, the interest rate for floating rate debt is below 4% as compared to our most recent fixed cost issuance of 6.25%.  Even if the Company was allowed to collect floating rate debt at 4% and actually incurred the five-year average of 3.373%, as proposed by Staff in its testimony, the customers would still be enjoying a more than 2% differential in interest cost savings when compared to the recent fixed cost issuance.  On a going-forward basis, floating rates will float and the amount will vary but to start a new rate recovery period with an interest allowance that is not reasonably expected to cover costs is not prudent.

Q.            Is this another example of where rates based on historical values can contribute to regulatory lag?

A.            Yes.

Q.            Is it possible for the Company to actually earn an allowed or authorized return on equity using historical data if the Company's loads are growing without some type of attrition or regulatory lag adjustment?

A.            No.  If historical data is utilized the Company will be unable to earn the rate of return authorized by the Commission.  The lag in rate relief, as I have previously discussed, will cause the Company to earn less than the return authorized by the Commission.

Q.            Does this complete your direct rebuttal testimony?

A.           Yes.